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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
The Profit Recovery Group International, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 333-64125, 333-08707 and 333-30885) on Form S-8 of The Profit Recovery Group International, Inc. of our report dated March 9, 2001 relating to the consolidated balance sheets of PRG France, S.A. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000 which report appears in the December 31, 2000 annual report on Form 10-K of The Profit Recovery Group International, Inc.


                                                     ERNST & YOUNG Audit

Paris, France
March 23, 2001

                                                     Any Antola